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                                                                      EXHIBIT 99



                                                                  Terri MacInnis
                                             Dir. of I.R., Bibicoff & Associates
                                                                    818.379.8500
                                                           tmacinnis@pacbell.net

                   SCOLR, INC. CLOSES $1 MILLION SECURED LOAN

        REDMOND, WA., OCT. 1, 2002 -- SCOLR, Inc. (OTC BB: SCLL) announced today that the Company has completed a $1 million loan secured by a lien on the Company's assets. The loan has a term of two years and is subject to mandatory prepayment in the event of a sale of substantially all of the assets of its probiotics business. As part of the loan transaction, the Company issued the lender a ten-year warrant to purchase up to 750,000 shares of the Company's common stock exercisable at $0.50 per share. The proceeds of the loan will be used for general corporate purposes.

        Based in Redmond, Washington, SCOLR, Inc. (formerly Nutraceutix, Inc.) is a biopharmaceutical company leveraging specialized knowledge, proprietary and patented products and technologies, such as the patented CDTTM Controlled Delivery Technology platform, to introduce distinctive and novel OTC products, prescription drugs and dietary supplements. SCOLR currently operates in two business segments -- drug delivery and nutraceuticals. Its CDTTM drug delivery platform provides distinctive products with tangible benefits for the consumer and competitive commercial advantages for licensees. Established partnerships with pharmaceutical, OTC and natural products industry companies enable SCOLR to co-develop new products and to add value and protection to existing product franchises. For more information on SCOLR, please call 1.800.548.3222 or visit http://www.nutraceutix.com/.

        Except for any historical information, the matters discussed in this press release contain forward-looking statements within the meaning of Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties, including activities, events or developments that the company expects, believes or anticipates will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company's ability to continue to successfully market and provide its products and services and maintain their effectiveness, the continuation of the arrangements with the Company's product development partners, the ability of the Company to meet its financial projections, and general economic conditions. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.



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